RESTATED ARTICLES OF INCORPORATION

OF

MEDIX RESOURCES, INC.

        Medix Resources, Inc. (the "Corporation"), a Colorado corporation, hereby certifies as follows:

        1.         The name of the Corporation is Medix Resources, Inc.

        2.         The original articles of incorporation of the Corporation were filed with the Secretary of State of Colorado on April 22, 1988.

        3.         The Board of Directors of the Corporation has authorized and passed resolutions by unanimous vote dated June 17, 2003 declaring that these restated articles of incorporation of the Corporation are advisable and in the best interest of the Corporation. Shareholder action is not required as provided in the Colorado Business Corporation Act.

        4.         These restated articles of incorporation amend, restate and integrate the provisions of the articles of incorporation of the Corporation.

        5.         The text of the articles of incorporation of the Corporation is hereby amended, restated and integrated to read in its entirety as follows:

ARTICLE I

NAME

         The name of the corporation is Medix Resources, Inc. (the "Corporation").

ARTICLE II

DURATION

         The Corporation shall have a perpetual existence.

ARTICLE III

PURPOSE

The purpose for which the Corporation is organized shall be to transact all lawful business for which corporations may be organized under the Colorado Business Corporation Act.

ARTICLE IV

CAPITAL STOCK

        Section 1.     Classes and Shares Authorized. The total number of shares of common stock that the Corporation shall have authority to issue is Four Hundred Million (400,000,000) shares, $0.001 par value per share ("Common Stock"). The total number of shares of preferred stock that the Corporation shall have authority to issue is Two Million Five Hundred Thousand (2,500,000) shares of Preferred Stock, $1.00 par value per share ("Preferred Stock").

        Section 2.     Preferred Stock. Shares of Preferred Stock may be divided into such series as may be established from time to time by the Board of Directors. The Board of Directors from time to time may fix and determine the relative rights and preferences of the shares of any series so established.

        Section 3.     Common Stock.

        (a)     After the requirements with respect to preferential dividends on the Preferred Stock, if any, shall have been met, and after the Corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts, and subject further to any other conditions which may be fixed in accordance with the provisions of Section 2 of this Article IV, then, and not otherwise, the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors of the Corporation paid out any funds legally available therefor.

        (b)     After distribution in full of the preferential amount if any, to be distributed to the holders of the Preferred Stock in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution, or winding-up of the Corporation, the holders of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares of the Common Stock held by them respectively.

        (c)     Except as may otherwise be required by law, each holder of the Common Stock shall have one vote in respect of each share of the Common Stock held by him on all matters voted upon by the stockholders.

        Section 4.     General Provisions. The capital stock of the Corporation may be issued for money, property, services rendered, labor done, cash advanced to or on behalf of the Corporation, or for any other assets of value in accordance with an action of the Board of Directors, whose judgment as to the value of the assets received in return for said stock shall be conclusive, and said stock, when issued, shall be fully paid and nonassessable.

        Section 5.     1996 Preferred Stock.

        I.     Designation and Amount.

        488 shares of the authorized shares of Preferred Stock of the Corporation are hereby designated "1996 Preferred Stock" (the "1996 Preferred Stock"). All shares of 1996 Preferred Stock shall rank prior, as to both payment of dividends and as to distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, to all of the Corporation's now or hereafter issued Common Stock, and any other series of capital stock of the Corporation that is not, by its terms, senior to or pari passu with the 1996 Preferred Stock.

        II.     Dividends.

        (1)     The registered owners of each share of 1996 Preferred Stock shall be entitled to receive out of assets of the Corporation legally available therefor, dividends at the rate of 10% per annum, calculated on the amount of the Liquidation Value of such share (as set forth below), which rate shall be 18% per annum for each day after the 180th day following the issuance of such share and prior to the date on which a registration statement under the Securities Act of 1993 (the "Act") registering the Common Stock of the Corporation into which such share of 1996 Preferred Stock is convertible first becomes effective. Dividends shall accrue without interest and be cumulative and shall be payable to the registered owners of 1996 Preferred Stock out of assets of the Corporation legally available therefore, quarterly in arrears on the last day of each fiscal quarter of the Corporation. Dividends shall be payable to shareholders of record on the fifteenth day immediately preceding such dividend payment date, or if such day is not a business day, on the immediately preceding business day.

        (2)     So long as any share of 1996 Preferred Stock is outstanding, the Corporation shall not (a) declare or pay any dividend or make any other distribution (other than dividends payable solely in Common Stock or other capital stock ranking junior as to dividend rights to the 1996 Preferred Stock) on the Common Stock or any other class or series of capital stock of the Corporation ranking, as to dividends, junior to the 1996 Preferred Stock, or set funds aside therefor, or (b) purchase, redeem or otherwise acquire any of the Common Stock, or any other class of capital stock of the Corporation ranking junior as to dividends to the 1996 Preferred Stock (other than in exchange for Common Stock or other class of capital stock ranking junior as to dividends to the 1996 Preferred Stock) or set funds aside therefor.

        (3)     If at any time any dividend on any capital stock of the Corporation ranking senior as to dividends to the 1996 Preferred Stock ("Senior Dividend Stock") shall be in default, in whole or in part, then no dividend shall be paid or declared and set apart for payment on the 1996 Preferred Stock unless and until all accrued and unpaid dividends with respect to the Senior Dividend Stock shall have been paid or declared and set apart for payment. No dividends shall be paid or declared and set apart for payment on the 1996 Preferred Stock or on any capital stock ranking pari passu with the 1996 Preferred Stock in the payment of dividends (the "Parity Dividend Stock") for any period unless a pro rata dividend has been, or contemporaneously is, paid or declared and set apart for payment on the Parity Divided Stock or the 1996 Preferred Stock, as the case may be, so that the amount of dividends paid or declared and set aside for payment per share on the 1996 Preferred Stock and the Parity Dividend Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of 1996 Preferred Stock and the Parity Dividend Stock bear to each other. Notwithstanding the foregoing, the Corporation agrees, to the extent that there are funds legally available therefore, to declare dividends with respect to all outstanding Senior Dividend Stock and Parity Dividend Stock as may be necessary to permit the payment of the full dividends payable with respect to the 1996 Preferred Stock.

        (4)     Subject to the foregoing provisions, the holders of Common Stock, the Parity Dividend Stock and each other class of capital stock of the Corporation which is junior as to dividends to the 1996 Preferred Stock shall be entitled to receive, as and when declared by the Board of Directors out of the remaining assets of the Corporation legally available therefor, such dividends (payable in cash, capital shares or otherwise) as the Board of Directors may from time to time determine.

        (5)     Any reference to "distribution" contained in this Section II shall not be deemed to include any distribution made in connection with any liquidation, dissolution, or winding up of the Corporation.

        III.     Liquidation.

        (1)     In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, then out of the assets of the Corporation before any distribution or payment to the holders of the Common Stock or any other class of capital stock of the Corporation ranking junior as to liquidation preferences to the 1996 Preferred Stock, but after distribution to and subject to the rights of holders of capital stock of the Corporation ranking senior as to liquidation rights to the 1996 Preferred Stock, the holders of the 1996 Preferred Stock shall be paid the Liquidation Value of the 1996 Preferred Stock then outstanding and the holders of the 1996 Preferred Stock shall be entitled to no other or further distribution.

        (2)     The Liquidation Value of the 1996 Preferred Stock shall be $10,000 per share plus the amount of any dividends which have accrued thereon to the close of business on the date of such liquidation, dissolution or winding up and remain unpaid, whether or not such dividends have been earned or declared.

        (3)     After payment in full to the holders of (a) any capital stock ranking senior as to liquidation rights to the 1996 Preferred Stock, (b) the 1996 Preferred Stock and (c) any class of stock hereafter issued that ranks on a parity as to liquidation rights with the 1996 Preferred Stock, of the sums which such holders are entitled to receive in such case, the remaining assets of the Corporation shall be distributed among and paid to the holders of the Common Stock and any other class of capital stock of the Corporation ranking junior to the 1996 Preferred Stock.

        (4)     If the assets of the Corporation available for distribution to its shareholders shall be insufficient to permit payment in full to the holders of the 1996 Preferred Stock and all other series of preferred shares ranking equally as to liquidation preferences with the 1996 Preferred Stock of sums which such holders are entitled to receive, then all of the assets available for distribution to such holders shall be distributed among and paid to such holders ratably in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

        (5)     The consolidation or merger of the Corporation with any other Corporation or Corporations or a sale of all or substantially all of the assets of the Corporation shall not be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this Section III.

        IV.     Redemption.

        (1)     If on July 1, 1998 (a) a registration statement under the Act registering the Common Stock of the Corporation into which the 1996 Preferred Stock is convertible was not effective or (b) the Common Stock of the Corporation was not then traded on a national securities exchange (including NASDAQ National Market System, the NASDAQ Small Cap Market, the New York Stock Exchange or the American Stock Exchange, but excluding the NASDAQ Bulletin Board or other NASDAQ listings), the Corporation shall, at the written election of the holder of any outstanding shares of 1996 Preferred Stock received on or before July 31, 1998, redeem such shares of 1996 Preferred Stock at the redemption price per share of $10,000 plus any accrued and unpaid paid dividends thereon, whether or not declared, to the date of redemption.

        (2)     The redemption price for any shares of 1996 Preferred Stock to be redeemed hereunder shall be payable in cash, out of funds legally available therefore, as soon as practicable after July 31, 1998. If the Corporation has insufficient funds legally available to pay the redemption price of all of the shares of 1996 Preferred Stock tendered for redemption, the Corporation shall redeem as many shares as it has funds legally available therefore pro rata among the shareholders tendering 1996 Preferred Stock for redemption and shall continue to be obligated to redeem the remaining shares tendered for redemption when and as funds become legally available therefore, subject to the right of any tendering shareholder to withdraw its election to have such shares redeemed. Any election to have any shares of 1996 Preferred Stock redeemed pursuant hereto shall be accompanied with the certificates representing the shares being tendered for redemption.

        V.     Voting Rights.

        The holders of the 1996 Preferred Stock shall have no voting rights except as required by law.

        VI.     Conversion; Anti-dilution Provisions.

        (1)     Subject to the provisions of this Section VI, each share of 1996 Preferred Stock may be converted at the option of the holder thereof at any time after issuance thereof through and including the third anniversary of the issuance thereof into fully paid and non-assessable shares of Common Stock of the Corporation, in the manner and upon the terms and conditions hereinafter set forth in paragraphs (2) and (3) of this Section VI.

        (2)     The holder of each share of 1996 Preferred Stock may convert such share of 1996 Preferred Stock into the number of shares of Common Stock determined by dividing $10,000, plus any accrued but unpaid dividends on such share of 1996 Preferred Stock, by the lesser of (i) $1.25 or (ii) 75% of the average of the closing bid price of one share of Common Stock during the five trading days immediately prior to the date of such conversion as determined pursuant to subsection (3) of this Section VI.

        (3)     In order to convert the 1996 Preferred Stock into Common Stock, the holder thereof shall surrender at the principal office of the Corporation (or at such other place as the Board of Directors of the Corporation shall have reasonably designated for the purpose) the certificate or certificates for such 1996 Preferred Stock properly endorsed in blank for transfer or accompanied by a proper instrument of assignment or transfer in blank, together with a written request for conversion stating the name or names in which such holder wishes the certificate or certificates for such Common Stock to be issued and, if the certificate or certificates are to be issued in a name or names other than such holder, payment by such holder of all applicable transfer taxes. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. The 1996 Preferred Stock shall be deemed to be converted, and the person or persons in whose name or names any certificate or certificates for Common Stock shall be issuable upon such conversion shall be deemed to have become for all purposes a holder or holders of record of such Common Stock, at the close of business on the date upon which the Corporation receives the written request for conversion covering such shares (which may be delivered by facsimile transmission). The Corporation will pay all issue taxes, if any, incurred upon the issue of Common Stock upon conversion of the 1996 Preferred Stock, provided that the Corporation will not pay any transfer or other taxes incurred by reason of the issue of such Common Stock in a name or names other than that in which such 1996 Preferred Stock so converted were registered. No fractional shares shall be issued upon conversion, and the Corporation shall pay cash in lieu of issuing fractional shares based upon the closing bid price of one share of Common Stock on the business day immediately preceding the date of conversion. If more than one certificate representing shares of 1996 Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of 1996 Preferred Stock represented by such certificates, or the specified portions thereof to be converted, so surrendered. All 1996 Preferred Stock which shall have been converted as provided in this Section VI shall no longer be deemed to be outstanding and all rights with respect to such 1996 Preferred Stock shall forthwith cease and terminate except for the right of the holders thereof to receive Common Stock. Any 1996 Preferred Stock surrendered for conversion shall be canceled, retired and thereafter not reissued.

        (4)     Protection Against Dilution.

        (A)     If at any time or from time to time after the date of issuance of 1996 Preferred Stock, the Corporation determines to distribute to the holders of the Common Stock (i) securities other than Common Stock, or (ii) property other than cash, without payment therefor, then, in each such case, the Corporation shall provide written notice to each holder of the 1996 Preferred Stock at least 30 days prior to the effective date of any such distribution. During such 30 day period, the holder of the 1996 Preferred Stock may, at its election, convert the 1996 Preferred Stock into Common Stock of the Corporation and, if so converted, the holders shall be entitled to receive such securities or property, other than cash, which are distributable upon the Common Stock of the Corporation at the effective date.

        (B)     In case the Corporation shall, after the date of issuance of any 1996 Preferred Stock, (i) pay a dividend or make a distribution on its capital shares in Common Stock in capital stock or securities convertible into capital stock, (ii) subdivide its outstanding share of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of its Common Stock any shares of capital stock of the Corporation, the number of shares of Common Stock into which the 1996 Preferred Stock may be converted in effect immediately prior thereto shall be adjusted so that the holder of any 1996 Preferred Stock surrendered for conversion immediately thereafter would be entitled to receive the number of shares of Common Stock or other capital shares of the Corporation which he would have owned immediately following such action had such 1996 Convertible Preferred Stock been converted immediately prior thereto. An adjustment made pursuant to this subsection shall become effective immediately after the record date of such transaction. If, as a result of an adjustment made pursuant to this subsection, the holder of any 1996 Preferred Stock thereafter surrendered for conversion shall become entitled to receive two or more classes of capital stock of the Corporation, the Board of Directors shall determine the allocation of the adjustment between or among such classes of capital stock.

        (C)     Whenever the number of shares of Common Stock into which the 1996 Preferred Stock may be converted is adjusted as provided in this Section VI and upon any modification of the rights of a holder of 1996 Preferred Stock in accordance with this Section VI, the Corporation shall promptly mail to the holders of the 1996 Preferred Stock a certificate of the chief financial officer or secretary of the Corporation setting forth the number of shares of Common Stock into which the 1996 Preferred Stock is convertible after such adjustment or the effect of such modification and the manner of computing such adjustment or modification.

        (D)     In case of any consolidation or merger to which the Corporation is a party other than a merger or consolidation in which the Corporation is the continuing corporation, or in case of any sale or conveyance to another entity of the property of the Corporation as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Corporation), the holders of 1996 Preferred Stock shall have the right thereafter to convert such 1996 Preferred Stock into the kind and amount of securities, cash or other property which such holders would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had such 1996 Preferred Stock been converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance had such 1996 Preferred Stock been converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance, and effective provision shall be made in the Articles of Incorporation of the resulting or surviving corporation or otherwise so that the provisions set forth in this paragraph (D) of Section VI for the protection of the conversion rights of the 1996 Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such shares and other securities and property deliverable upon conversion of the 1996 Preferred Stock remaining outstanding or other convertible securities received by the holders in place thereof, and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or property as the holders of the 1996 Preferred Stock, or other convertible securities receive in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion right as above provided. The provisions of this subsection (D) shall similarly apply to successive consolidations, mergers, statutory exchanges, sales or conveyances. Notice of any such consolidations, mergers, statutory exchanges, sales or conveyances and of said provisions so proposed to be made, shall be mailed to the holders of 1996 Preferred Stock not less than 30 days prior to such event. A sale of all or substantially all of the assets of the Corporation for consideration consisting primarily of securities shall be deemed a consolidation or merger for the foregoing purposes.

        (5)     Reservation. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of 1996 Preferred Stock, the number of shares of Common Stock from time to time issuable upon the conversion of 1996 Preferred Stock then outstanding and shall take all such action and obtain all such permits or orders as may be necessary to enable the Corporation lawfully to issue Common Stock upon the conversion of 1996 Preferred Stock. In addition, the Corporation shall also reserve and keep available such other securities and property as may from time to time be deliverable upon conversion of the 1996 Preferred Stock and shall take all such action and obtain all such permits or orders as may be necessary to enable the Corporation lawfully to deliver such other securities and property upon the conversion of such 1996 Preferred Stock. So long as any 1996 Preferred Stock shall be outstanding, the Corporation will use its best efforts to take all corporate action necessary in order that the Corporation may validly and lawfully issue fully paid and nonassessable Common Stock upon conversion of the 1996 Preferred Stock, including, without limitation, the calling of a special shareholders meeting for the purpose of increasing the number of authorized but unissued shares of Common Stock of the Corporation as may be necessary.

        Section 6.     1999 Series C Convertible Preferred Stock.

        I.     Designation and Amount.

        Two Thousand (2,000) shares of the authorized shares of Preferred Stock of the Corporation are hereby designated "1999 Series C Convertible Preferred Stock" (the "Series C Preferred"). All shares of Series C Preferred shall rank prior, as to both payment of dividends and as to distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, to all of the Corporation's now or hereafter issued Common Stock, and any other series of capital stock of the Corporation, other than the 1996 Preferred Stock, that is not, by its terms, senior to or pari passu with the Series C Preferred, and shall rank junior in all respects to the 1996 Preferred Stock.

        II.     Dividends.

        (1)     Except as specifically described herein, the registered owners of the Series C Preferred shall not be entitled to receive any dividends. If a registration statement under the Act, registering the shares of Common Stock of the Corporation into which the Series C Preferred is convertible was not declared effective by March 31, 2000, or if any such registration statement ceased to be effective at any time prior to the second anniversary of the date on which such registration statement first became effective, the registered owners of each share of Series C Preferred shall be entitled to receive out of assets of the Corporation legally available therefor, dividends for any period during such two-year period and after March 31, 2000, during which such registration statement is not effective, at the rate of ten percent (10%) per annum, for each day during which the registration statement is not effective. Dividends shall be calculated on the amount of the Liquidation Value (as set forth below) of each share. Dividends, if any as provided hereunder, shall accrue without interest and be cumulative and shall be payable to the registered owners of Series C Preferred out of assets of the Corporation legally available therefore, quarterly in arrears on the last day of each fiscal quarter of the Corporation. Dividends shall be payable to shareholders of record on the fifteenth day immediately preceding such dividend payment date, or if such day is not a business day, on the immediately preceding business day.

        (2)     So long as any share of Series C Preferred is outstanding, the Corporation shall not (a) declare or pay any dividend or make any other distribution (other than dividends payable solely in Common Stock or other capital stock ranking junior as to dividend rights to the Series C Preferred) on the Common Stock or any other class or series of capital stock of the Corporation ranking, as to dividends, junior to the Series C Preferred, or set funds aside therefor, or (b) purchase, redeem or otherwise acquire, any of the Common Stock, or any other class of capital stock of the Corporation ranking junior as to dividends to the Series C Preferred (other than in exchange for Common Stock or other class of capital stock ranking junior as to dividends to the Series C Preferred) or set funds aside therefor.

        (3)     If at any time any dividend on any capital stock of the Corporation ranking senior as to dividends to the Series C Preferred ("Series C Senior Dividend Stock") shall be in default, in whole or in part, then no dividend shall be paid or declared and set apart for payment on the Series C Preferred unless and until all accrued and unpaid dividends with respect to the Series C Senior Dividend Stock shall have been paid or declared and set apart for payment. No dividends shall be paid or declared and set apart for payment on the Series C Preferred or on any capital stock ranking pari passu with the Series C Preferred in the payment of dividends (the "Series C Parity Dividend Stock") for any period unless a pro rata dividend has been, or contemporaneously is, paid or declared and set apart for payment on the Parity Divided Stock or the Series C Preferred, as the case may be, so that the amount of dividends paid or declared and set aside for payment per share on the Series C Preferred and the Series C Parity Dividend Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series C Preferred and the Series C Parity Dividend Stock bear to each other. Notwithstanding the foregoing, the Corporation agrees, to the extent that there are funds legally available therefore, to declare all outstanding Series C Senior Dividend Stock and Series C Parity Dividend Stock as may be necessary to permit the payment of the full dividends payable with respect to the Series C Preferred.

        (4)     Subject to the foregoing provisions, the holders of Common Stock, the Series C Parity Dividend Stock and each other class of capital stock of the Corporation which is junior as to dividends to the Series C Preferred shall be entitled to receive, as and when declared by the Board of Directors out of the remaining assets of the Corporation legally available therefor, such dividends (payable in cash, capital shares or otherwise) as the Board of Directors may from time to time determine.

        (5)     Any reference to "distribution" contained in this Section II shall not be deemed to include any distribution made in connection with any liquidation, dissolution, or winding up of the Corporation.

        III.     Liquidation.

        (1)     In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, then out of the assets of the Corporation before any distribution or payment to the holders of the Common Stock or any other class of capital stock of the Corporation ranking junior as to liquidation preferences to the Series C Preferred, but after distribution to and subject to the rights of holders of capital stock of the Corporation ranking senior as to liquidation rights to the Series C Preferred, the holders of the shares of Series C Preferred then outstanding shall be paid the Liquidation Value of the shares of Series C Preferred then outstanding and such holders shall be entitled to no other or further distribution.

        (2)     The Liquidation Value of each share of the Series C Preferred shall be $1,000 per share plus the amount of any dividends which have accrued thereon to the close of business on the date of such liquidation, dissolution or winding up and remain unpaid, whether or not such dividends have been earned or declared.

        (3)     After payment in full to the holders of (a) any capital stock ranking senior as to liquidation rights to the Series C Preferred, (b) the Series C Preferred and (c) any class of stock hereafter issued that ranks on a parity as to liquidation rights with the Series C Preferred, of the sums which such holders are entitled to receive in such case, the remaining assets of the Corporation shall be distributed among and paid to the holders of the Common Stock and any other class of capital stock of the Corporation ranking junior to the Series C Preferred.

        (4)     If the assets of the Corporation available for distribution to its shareholders shall be insufficient to permit payment in full to the holders of the Series C Preferred and all other series of Preferred Stock ranking equally as to liquidation preferences with the Series C Preferred of sums which such holders are entitled to receive, then all of the assets available for distribution to such holders shall be distributed among and paid to such holders ratably in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

        (5)     The consolidation or merger of the Corporation with any other Corporation or Corporations or a sale of all or substantially all of the assets of the Corporation shall not be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this Section III.

        IV.     Redemption.

        (1)     If on March 31, 2000 a registration statement under the Act registering the Common Stock of the Corporation into which the Series C Preferred is convertible was not effective, the Corporation shall, at the written election of the registered owner of any outstanding shares of Series C Preferred received on or before March 31, 2000, redeem such shares of Series C Preferred at the redemption price per share of $1,000 plus any accrued and unpaid dividends thereon, whether or not declared, to the date of redemption.

        (2)     The redemption price for any shares of Series C Preferred to be redeemed hereunder shall be payable in cash, out of funds legally available therefore, as soon as practicable after March 31, 2000. If the Corporation has insufficient funds legally available to pay the redemption price of all of the shares of Series C Preferred tendered for redemption, the Corporation shall redeem as many shares as it has legally available therefore pro rata among the shareholders tendering Series C Preferred for redemption and shall continue to be obligated to redeem the remaining shares tendered for redemption when and as funds become legally available therefore, subject to the right of any tendering shareholder to withdraw its election to have such shares redeemed. Any election to have any shares of Series C Preferred redeemed pursuant hereto shall be accompanied with the certificates representing the shares being tendered for redemption.

        (3)     At the option of the Corporation, at any time after April 1, 2003, the shares of the Series C Preferred may be redeemed by the Corporation, in whole or in part, at any time, at a redemption price of $1,000 per share, plus any accrued and unpaid dividends thereon, whether or not declared, to the date of redemption, if the holders of the shares to be redeemed are given at least thirty (30) days notice of such redemption in writing.

        V.     Voting Rights.

        The holders of the Series C Preferred shall have no voting rights except as required by law.

        VI.     Conversion; Anti-Dilution Provisions.

        (1)     Subject to the provisions of this Section VI, each share of Series C Preferred may be converted, at the option of the holder thereof at any time on or after March 1, 2000 and prior to March 1, 2003, into fully paid and non-assessable shares of Common Stock of the Corporation, in the manner and upon the terms and conditions hereinafter set forth in paragraphs (2) and (3) of this Section VI.

        (2)     The holder of each share of Series C Preferred may convert such share of Series C Preferred into the number of shares of Common Stock determined by dividing $1,000, by $0.50.

        (3)     In order to convert the Series C Preferred into Common Stock, the holder thereof shall surrender at the principal office of the Corporation (or at such other place as the Board of Directors of the Corporation shall have reasonably designated for the purpose) the certificate or certificates for such Series C Preferred properly endorsed in blank for transfer or accompanied by a proper instrument of assignment or transfer in blank, together with a written request for conversion stating the name or names in which such holder wishes the certificate or certificates for such Common Stock to be issued and, if the certificate or certificates are to be issued in a name or names other than such holder, payment by such holder of all applicable transfer taxes. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. The Series C Preferred shall be deemed to be converted, and the person or persons in whose name or names any certificate or certificates for Common Stock shall be issuable upon such conversion shall be deemed to have become for all purposes a holder or holders of record of such Common Stock, at the close of business on the date upon which the Corporation receives the written request for conversion covering such shares (which may be delivered by facsimile transmission). The Corporation will pay all issue taxes, if any, incurred upon the issue of Common Stock upon conversion of the Series C Preferred, provided that the Corporation will not pay any transfer or other taxes incurred by reason of the issue of such Common Stock in a name or names other than that in which such Series C Preferred so converted were registered. No fractional shares shall be issued upon conversion, and the Corporation shall pay cash in lieu of issuing fractional shares based upon the closing bid price or other fair market value as determined by the Board of Directors of one share of Common Stock on the business day immediately preceding the date of conversion. If more than one certificate representing shares of Series C Preferred shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series C Preferred represented by such certificates, or the specified portions thereof to be converted, so surrendered. All Series C Preferred which shall have been converted as provided in this Section VI shall no longer be deemed to be outstanding and all rights with respect to such Series C Preferred shall forthwith cease and terminate except for the right of the holders thereof to receive Common Stock. Any Series C Preferred surrendered for conversion shall be canceled, retired and thereafter not reissued.

        (4)     (A)     If at any time or from time to time after the date of issuance of Series C Preferred, the Corporation determines to distribute to the holders of the Common Stock (i) securities other than Common Stock, or (ii) property other than cash, without payment therefor, then, in each such case, the Corporation shall provide written notice to each holder of the Series C Preferred at least 30 days prior to the effective date of any such distribution. During such 30 day period, the holder of the Series C Preferred may, at its election, convert the Series C Preferred into Common Stock of the Corporation and, if so converted, the holders shall be entitled to receive such securities or property, other than cash, which are distributable upon the Common Stock of the Corporation at the effective date.

        (B)     In case the Corporation shall, after the date of issuance of any Series C Preferred, (i) pay a dividend or make a distribution on its capital shares in Common Stock in capital stock or securities convertible into capital stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares (a stock split), (iii) combine its outstanding shares of Common Stock into a smaller number of shares (a reverse stock split), or (iv) issue by reclassification of its Common Stock any shares of capital stock of the Corporation, the number of shares of Common Stock into which the Series C Preferred may be converted in effect immediately prior thereto shall be adjusted so that the holder of any Series C Preferred surrendered for conversion immediately thereafter would be entitled to receive the number of shares of Common Stock or other capital shares of the Corporation which he would have owned immediately following such action had such Series C Preferred been converted immediately prior thereto. An adjustment made pursuant to this subsection shall become effective immediately after the record date of such action.. If, as a result of an adjustment made pursuant to this subsection, the holder of any Series C Preferred thereafter surrendered for conversion shall become entitled to receive two or more classes of capital shares of the Corporation, the Board of Directors shall determine the allocation of the adjustment between or among such classes of capital shares.

        (C)     Whenever the number of shares of Common Stock into which the Series C Preferred may be converted is adjusted as provided in this Section VI and upon any modification of the rights of a holder of Series C Preferred in accordance with this Section VI, the Corporation shall promptly mail to the holders of the Series C Preferred a certificate of the Secretary of the Corporation setting forth the number of shares of Common Stock into which the Series C Preferred is convertible after such adjustment or the effect of such modification, a brief statement of the facts requiring such adjustment or modification and the manner of computing such adjustment or modification.

        (D)     In case of any consolidation or merger to which the Corporation is a party other than a merger or consolidation in which the Corporation is the continuing corporation, or in case of any sale or conveyance to another entity of the property of the Corporation as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Corporation), the holders of Series C Preferred shall have the right thereafter to convert such Series C Preferred into the kind and amount of securities, cash or other property which such holders would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had such Series C Preferred been converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance, and effective provision shall be made in the Articles of Incorporation of the resulting or surviving corporation or otherwise so that the provisions set forth in this paragraph (D) of Section VI for the protection of the conversion rights of the Series C Preferred shall thereafter be applicable, as nearly as reasonably may be, to any such shares and other securities and property deliverable upon conversion of the Series C Preferred remaining outstanding or other convertible securities received by the holders in place thereof, and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or property as the holders of the Series C Preferred, or other convertible securities receive in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion right as above provided. The provisions of this subsection (D) shall similarly apply to successive consolidations, mergers, statutory exchanges, sales or conveyances. Notice of any such consolidations, mergers, statutory exchanges, sales or conveyances and of said provisions so proposed to be made, shall be mailed to the holders of Series C Preferred not less than 30 days prior to such event. A sale of all or substantially all of the assets of the Corporation for consideration consisting primarily of securities shall be deemed a consolidation or merger for the foregoing purposes.

        (5)     The Corporation shall at all times after April 1, 2000 reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of Series C Preferred, the number of shares of Common Stock from time to time issuable upon the conversion of Series C Preferred then outstanding and shall take all such action and obtain all such permits or orders as may be necessary to enable the Corporation lawfully to issue Common Stock upon the conversion of Series C Preferred. In addition, the Corporation shall also reserve and keep available such other securities and property as may from time to time be deliverable upon conversion of the Series C Preferred and shall take all such action and obtain all such permits or orders as may be necessary to enable the Corporation lawfully to deliver such other securities and property upon the conversion of such Series C Preferred. So long as any Series C Preferred shall be outstanding, the Corporation will use its best efforts to take all corporate action necessary in order that the Corporation may validly and lawfully issue fully paid and non-assessable Common Stock upon conversion of the Series C Preferred, including, without limitation, the calling of a special shareholders meeting for the purpose of increasing the number of authorized but unissued shares of Common Stock of the Corporation as may be necessary.

ARTICLE V

VOTING

         Cumulative voting in the election of directors is not authorized.

ARTICLE VI

PREEMPTIVE RIGHTS

        Shareholders of the Corporation shall not have preemptive rights to acquire unissued or treasury shares of the Corporation or securities convertible into such shares or carrying a right to subscribe to or acquire such shares.

ARTICLE VII

REGISTERED OFFICE AND AGENT

        The street address of the registered office of the Corporation is 3751 S. Quebec Street, Denver, Colorado 80237. The name of the registered agent of the Corporation at such address is Lyle B. Stewart.

ARTICLE VIII

BOARD OF DIRECTORS

        Section 1.     Board of Directors; Number. The governing board of the Corporation shall be known as the Board of Directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided in the Bylaws of the Corporation, provided that the number of directors shall not be reduced to less than three unless the outstanding shares are held of record by fewer than three shareholders in which case there need only be as many directors as there are shareholders.

        Section 2.     Classification of Directors. The Board of Directors shall be divided into three classes, Class 1, Class 2, and Class 3, each class to be as nearly equal in number as possible. The term of office of Class 1 directors shall expire at the first annual meeting of shareholders following their election, that of Class 2 directors shall expire at the second annual meeting following their election, and the Class 3 directors shall expire at the third annual meeting following their election. At each annual meeting after such classification, a number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting. No classification of directors shall be effective prior to the first annual meeting of shareholders or at any time when the Board of Directors consists of less than six members. Notwithstanding the foregoing and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.

        Section 3.     Nomination of Directors.

        (a)     Nominations for the election of directors may be made by the Board of Directors, by a committee of the Board of Directors, or by any shareholder entitled to vote for the election of directors. Nominations by shareholders shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation, not less than 14 days nor more than 50 days prior to any meeting of the shareholders called for the election of directors; provided, however, that if less than 21 days' notice of the meeting is given to shareholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of the Corporation not later than the close of the seventh day following the day on which notice of the meeting was mailed to shareholders.

        (b)     Each notice under subsection (a) shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of stock of the Corporation which are beneficially owned by each such nominee.

        (c)     The chairman of the shareholders' meeting, may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

        Section 4.     Certain Powers of the Board of Directors. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

        (a)     to manage and govern the Corporation by majority vote of members present at any regular or special meeting at which a quorum shall be present, to make, alter, or amend the Bylaws of the Corporation at any regular or special meeting, to fix the amount to be reserved as working capital over and above its capital stock paid in, to authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation, and to designate one or more committees, such committee to consist of two or more of the directors of the Corporation, which, to the extent provided in the resolution or in the Bylaws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation (such committee or committees shall have such name or names as may be stated in the Bylaws of the Corporation or as may be determined from time to time to time by resolutions adopted by the Board of Directors);

        (b)     to sell, lease, exchange, or otherwise dispose of all or substantially all of the property and assets of the Corporation in the ordinary course of its business upon such terms and conditions as the Board of Directors may determine without vote or consent of the shareholders;

        (c)     to sell, pledge, lease, exchange, liquidate, or otherwise dispose of all or substantially all of the property or assets of the Corporation, including its goodwill, if not in the ordinary course of its business, upon such terms and conditions as the Board of Directors may determine; provided, however, that such transaction shall be authorized or ratified by the affirmative vote of the holders of at least a majority of the shares entitled to vote thereon at a shareholders' meeting duly called for such purpose or authorized or ratified by the written consent of the holders of all of the shares entitled to vote thereon; and provided, further, that any such transaction with any substantial shareholder or affiliate of the Corporation shall be authorized or ratified by the affirmative vote of the holders of at least two-thirds of the shares entitled to vote thereon at a shareholders' meeting duly called for that purpose, unless such transaction is with any subsidiary of the Corporation or is approved by the affirmative vote of a majority of the entire Board of Directors of the Corporation, or is authorized or ratified by the written consent of the holders of all of the shares entitled to vote thereon;

        (d)     to merge, consolidate, or exchange all of the issued or outstanding shares of one or more classes of the Corporation upon such terms and conditions as the Board of Directors may authorize; provided, however, that such merger, consolidation or exchange shall be approved or ratified by the affirmative vote of the holders of at least a majority of the shares entitled to vote thereon at a shareholders' meeting duly called for that purpose, or authorized or ratified by the written consent of the holders of all of the shares entitled to vote thereon; and provided, further, that any such merger, consolidation, or exchange with any substantial shareholder or affiliate of the Corporation shall be authorized or ratified by the affirmative vote of the holders of at least two-thirds of the shares entitled to vote thereon at a shareholders' meeting duly called for that purpose, unless such merger, consolidation, or exchange is with any subsidiary of the Corporation or is approved by the affirmative vote of a majority of the continuing directors of the Corporation, or is authorized or ratified by the written consent of the holders of all of the shares entitled to vote thereon; and

        (e)     to distribute to the shareholders of the Corporation without the approval of the shareholders, in partial liquidation, out of stated capital or capital surplus of the Corporation, a portion of the Corporation's assets, in cash or in property, so long as the partial liquidation is in compliance with the Colorado Business Corporation Act.

        (f)     as used in this Section 4, the following terms shall have the following meanings:

                (i)     an "affiliate" shall mean any person or entity which is an affiliate within the meaning of Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended:

                (ii)     a "continuing director" shall mean a director who was elected before the substantial shareholder or affiliate of the Corporation which is to be a party to a proposed transaction within the scope of subsections (c) and (d) of this Section 4 became such a substantial shareholder or affiliate of the Corporation, as the case may be, or is designated at or prior to his first election or appointment to the Board of Directors by the affirmative vote of a majority of the Board of Directors who are continuing directors;

                (iii)     a "subsidiary" shall mean any corporation in which the Corporation owns the majority of each class of equity securities; and

                (iv)     a "substantial shareholder" shall mean any person or entity which is the beneficial owner, within the meaning of Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, of 10% or more of the outstanding capital stock of the Corporation.

ARTICLE IX

CONFLICTS OF INTEREST

        Section 1.     Related Party Transactions.

        (a)     No contract or transaction between the Corporation and one or more of its directors, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers or have a financial interest shall be void or voidable solely for that reason or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes, approves, or ratifies the contract or transaction or solely because his or their votes are counted for such purpose if:

                (i)     the material facts as to his relationship of interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board or committee in good faith authorizes, approves, or ratifies the contract or transaction by the affirmative vote of the majority of the disinterested directors, even though the disinterested directors are less than a quorum; or

                (ii)     the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically authorized, approved, or ratified in good faith by a vote of the shareholders; or

                (iii)     the contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the Board of Directors, a committee thereof, or the shareholders.

        (b)     Common or disinterested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes, approves, or ratifies the contract or transaction.

        Section 2.     Corporate Opportunities. The officers, directors, and other members of management of the Corporation shall be subject to the doctrine of corporate opportunities only insofar as it applies to business opportunities in which the Corporation has expressed an interest as determined form time to time by resolution of the Board of Directors. When such areas of interest are delineated, all such business opportunities within such areas of interest which come to the attention of the officers, directors, and other members of management of the Corporation shall be disclosed promptly to the Corporation and made available to it. The Board of Directors may reject any business opportunity presented to it, and thereafter any officer, director, or other member of management may avail himself of such opportunity. Until such time as the Corporation, through its Board of Directors, has designated an area of interest, the officers, directors, and other members of management of the Corporation shall be free to engage in such areas of interest or their own. The provisions hereof shall not limit the rights of any officer, director, or other member of management of the Corporation to continue a business existing prior to the time that such area of interest is designated by the Corporation, nor shall they be construed to release any employee of the Corporation (other than an officer, director, or member of management) from any duties which such employee may have to the Corporation.

ARTICLE X

INDEMNIFICATION

         The Corporation has the right and/or duty to indem nify a director of the Corporation to the extent provided by statute.

        The Corporation has the right and/or duty to indemnify any officer, employee, or agent of the Corporation who is not a director to the extent provided by law, or to a greater extent if consistent with law and if provided by resolution of the Corporation's shareholders or directors, or in a contract.

        A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or to its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts specified under Section 7-108-403 of the Colorado Business Corporation Act, or (iv) for any transaction from which the director derived an improper personal benefit. If the Colorado Business Corporation Act is amended after this Article is adopted to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Colorado Business Corporation Act, as so amended.

        Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XI

ARRANGEMENTS WITH CREDITORS

        Whenever a compromise or arrangement is proposed by the Corporation between it and its creditors or any class of them, and/or between the Corporation and its shareholders or any class of them, any court of equitable jurisdiction may on summary application by the Corporation or by a majority of its shareholders, or on the application of any receiver or receivers appointed for the Corporation, or on the application of trustees in dissolution, order a meeting of the creditors or class of creditors and/or of the shareholders or class of shareholders of the Corporation, as the case may be, to be notified in such manner as the court decides. If a majority in number representing at least three-fourths in the dollar amount owed to the creditors or class of creditors and/or the holders of the majority of the stock or class of stock of the Corporation, as the case may be, agrees to any compromise or arrangement and/or to any reorganization of the Corporation as a consequence of such compromise or arrangement, then said compromise or arrangement and/or said reorganization shall, if sanctioned by the court to which the application has been made, be binding upon all the creditors or class of creditors and/or on all the shareholders or class of shareholders of the Corporation, as the case may be, and also on the Corporation.

ARTICLE XII

SHAREHOLDERS' MEETINGS

        Shareholders' meetings may be held at such time and place as may be stated or fixed in accordance with the Bylaws. At all shareholders' meetings, one-third of all shares entitled to vote shall constitute a quorum.

ARTICLE XIII

AMENDMENT

        These Articles of Incorporation may be amended by the affirmative vote of such number of shareholders entitled to vote thereon that would be required to take such action if the action were taken by a Corporation formed on or after July 1, 1994.

ARTICLE XIV

SHAREHOLDER VOTE

        Whenever the laws of the State of Colorado require the vote or concurrence of the holders of two-thirds of the outstanding shares entitled to vote thereon with respect to any action to be taken by the shareholders of the Corporation, such action may be taken by the vote or concurrence of at least a majority of the shares entitled to vote thereon.

ARTICLE XV

DISSOLUTION

        Section 1.     Procedure. The Corporation shall be dissolved upon the affirmative vote of the holders of at least a majority of the shares entitled to vote thereon at a meeting duly called for that purpose, or when authorized or ratified by the written consent of the holders of all of the shares entitled to vote thereon.

        Section 2.     Revocation. The Corporation shall revoke voluntary dissolution proceedings upon the affirmative vote of the holders of at least a majority of the shares entitled to vote at a meeting duly called for that purpose, or when authorized or ratified by the written consent of the holders of all of the shares entitled to vote thereon.

The (a) name or names, and (b) mailing address or addresses, of any one or more of the individuals who cause this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, is: Darryl Cohen, President and Chief Executive Officer, Medix Resources, Inc., 420 Lexington Avenue, New York, New York 10170.

Causing a document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed or the act and deed of the entity on whose behalf the individual is causing the document to be delivered for filing and that the facts stated in the document are true.

        IN WITNESS WHEREOF, Medix Resources, Inc. has caused this certificate to be signed by Arthur Goldberg, its Executive Vice President, Secretary and Chief Financial Officer, on the 19th day of June, 2003.

__________________________________ Arthur Goldberg Executive Vice President, Secretary and Chief Financial Officer